Exhibit 99.1

One Tellabs Center 1415 West Diehl Road Naperville, IL 60563 United States

NEWS RELEASE	FOR IMMEDIATE RELEASE
April 26, 2012

Tellabs reports first-quarter revenue of $258 million

Revenue growth and profitability on a non-GAAP basis expected in second quarter

Naperville, Ill. — Tellabs’ first quarter 2012 revenue totaled $258 million, compared with $322 million in the year-ago quarter, consistent with industry trends.

On a GAAP basis, including pretax charges of $113.7 million, Tellabs recorded a net loss of $140 million or 38 cents per share in the first quarter of 2012, compared with a net loss of $24 million or 7 cents per share in the first quarter of 2011.

On a non-GAAP basis, Tellabs recorded a net loss of $15 million or 4 cents per share in the first quarter of 2012, compared with a net loss of $11 million or 3 cents per share in the year-ago quarter. Non-GAAP results for the first quarter of 2012 exclude pretax charges of $113.7 million, including $2.2 million in intangible asset amortization, $5.5 million in equity-based compensation expense, and $106.0 million in restructuring and other charges.

“The first quarter of 2012 was tough, yet we made progress on advancing Tellabs’ solutions and products,” said Rob Pullen, Tellabs CEO and president. “Looking ahead to the second quarter, we’re encouraged by solid bookings and we expect to see revenue growth and profitability on a non-GAAP basis.”

Tellabs’ GAAP gross profit margin was 37.1% in the first quarter of 2012, compared with 37.9% in the year-ago quarter.

For the first quarter of 2012, Broadband segment revenue was $130 million, Transport segment revenue was $80 million and Services segment revenue was $48 million.

Second-Quarter 2012 Guidance — The following statements are forward-looking statements that are based on current expectations and involve risks and uncertainties, some of which are set forth below. We expect second-quarter 2012 revenue to be in a range from $280 million to $305 million. We expect non-GAAP gross margin to be 40%, plus or minus 1 or 2 points, depending on product mix. We expect second-quarter non-GAAP operating expense to be in mid-$100-teens. Tellabs’ second-quarter non-GAAP gross margin excludes approximately $1 million, and non-GAAP operating expense excludes approximately $4 million, in equity-based compensation expense. We expect a second-quarter non-GAAP tax rate of about 32%.

Non-GAAP Information — Tellabs believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial results. More detailed information, including year-over-year segment comparisons, non-GAAP reconciliation tables and the reasons management believes non-GAAP measures provide useful information to investors can be found in the Results of Operations section of this news release.

Simultaneous Webcast and Teleconference Replay — Tellabs will host an investor teleconference to discuss its first-quarter 2012 results at 7:30 a.m. Central Time on Thursday, April 26. The results news release will be available on www.tellabs.com at 6:00 a.m. Central Time that day.

To access a simultaneous webcast of the teleconference, go to the Tellabs website at http://www.tellabs.com/investors and click on the webcast icon. From this site, you can download the necessary software and listen to the teleconference. Tellabs encourages you to review the site before the teleconference to ensure your device is configured properly.

A taped replay of the call will be available at approximately 10:30 a.m. Central Time on Thursday, April 26. This toll-free replay will be available until 10:30 p.m. Central Time on Saturday, April 28. A podcast of the call will be posted at http://www.tellabs.com/news/feeds on the afternoon of April 26.

To listen to the teleconference replay, call 855-859-2056. (Outside the United States, call 404-537-3406.) When prompted, enter the Tellabs conference ID number: 70512831.

About Tellabs – Tellabs innovations advance the smart mobile Internet and help our customers succeed. That’s why 80% of the top global communications service providers choose our mobile backhaul, packet optical and services solutions. We help them get ahead by adding revenue, reducing expenses and optimizing networks.

Tellabs (Nasdaq: TLAB) is part of the NASDAQ Global Select Market, Ocean Tomo 300™ Patent Index, the S&P MidCap 400 Index and several corporate responsibility indexes including the Maplecroft Climate Innovation Index, FTSE4Good and eight FTSE KLD indexes. www.tellabs.com

Forward-Looking Statements — This news release, which includes the Results of Operations discussion that follows, contains forward-looking statements, including but not limited to the next-quarter guidance contained in this release, that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the competitive landscape, including pricing and margin pressures, the response of customers and competitors, industry consolidation and customer concentration, the introduction of new products, the entrance into new markets, the ability to secure necessary resources including attracting and retaining key talent, the ability to realize anticipated savings under our cost-reduction initiatives, overall negative economic conditions generally and disruptions in credit and capital markets, including specific impacts of these conditions on the telecommunications industry, and other factors as more fully described in our Annual Report on Form 10-K for the year ended Dec. 30, 2011, supplemented or modified in subsequent filings with the SEC, under the caption “Risk Factors”. In light of these factors investors are advised not to rely on forward-looking statements in deciding whether to buy, sell or hold the company’s securities. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events.

MEDIA CONTACT: George Stenitzer, +1.630.798.3800, george.stenitzer@tellabs.com

INVESTOR CONTACT: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

Tellabs® , , are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

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TELLABS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	First Quarter
In millions, except per-share data	3/30/12	4/1/11
Revenue
Products	$209.7	$272.4
Services	48.2	50.0

Total revenue	257.9	322.4

Cost of Revenue
Products	128.7	159.5
Services	33.5	40.6

Total cost of revenue	162.2	200.1

Gross Profit	95.7	122.3

Gross profit as a percentage of revenue	37.1%	37.9%

Gross profit as a percentage of revenue - products	38.6%	41.4%
Gross profit as a percentage of revenue - services	30.5%	18.8%

Operating Expenses
Research and development	66.9	80.3
Sales and marketing	36.4	44.7
General and administrative	21.1	23.7
Intangible asset amortization	2.2	5.2
Restructuring and other charges	106.0	1.0

Total operating expenses	232.6	154.9

Operating Loss	(136.9)	(32.6)

Operating loss as a percentage of revenue	-53.1%	-10.1%

Other Income
Interest income, net	1.8	3.3
Other expense, net	(1.0)	(0.6)

Total other income	0.8	2.7

Loss Before Income Tax	(136.1)	(29.9)
Income tax (expense) benefit	(3.7)	5.8

Net Loss	$(139.8)	$(24.1)

Weighted Average Shares Outstanding
Basic	365.7	363.0

Diluted	365.7	363.0

Net Loss Per Share
Basic	$(0.38)	$(0.07)

Diluted	$(0.38)	$(0.07)

Cash Dividends Per Share	$0.02	$0.02

TELLABS, INC.

CONSOLIDATED BALANCE SHEETS

	3/30/12	12/30/11
In millions, except share data	Unaudited
Assets
Current Assets
Cash and cash equivalents	$112.8	$132.7
Investments in marketable securities	821.2	843.9

Total cash, cash equivalents and marketable securities	934.0	976.6

Other marketable securities	223.3	190.9
Accounts receivable, net of allowances of $1.3 and $1.3	299.5	317.6
Inventories
Raw materials	39.3	33.7
Finished goods	93.3	110.3

Total inventories	132.6	144.0
Income taxes	23.7	27.9
Miscellaneous receivables and other current assets	39.7	39.8

Total Current Assets	1,652.8	1,696.8

Property, Plant and Equipment
Land	20.1	20.0
Buildings and improvements	193.3	197.4
Equipment	425.9	446.9

Total property, plant and equipment	639.3	664.3
Accumulated depreciation	(396.7)	(390.8)

Property, plant and equipment, net	242.6	273.5
Goodwill	122.1	122.0
Intangible Assets, Net of Amortization	7.6	57.1
Other Assets	101.1	98.6

Total Assets	$2,126.2	$2,248.0

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$54.3	$97.1
Accrued compensation	44.7	46.3
Restructuring and other charges	29.6	13.0
Income taxes	61.0	63.5
Loan related to other marketable securities	223.3	190.9
Deferred revenue	49.7	40.8
Other accrued liabilities	74.1	78.4

Total Current Liabilities	536.7	530.0

Long-Term Restructuring Liabilities	7.2	4.7
Income Taxes	21.1	21.2
Other Long-Term Liabilities	47.3	47.4

Stockholders' Equity
Preferred stock: authorized 5,000,000 shares of $0.01 par value;
no shares issued and outstanding	—	—
Common stock: authorized 1,000,000,000 shares of $0.01 par value;
506,812,428 and 505,238,503 shares issued	5.1	5.1
Additional paid-in capital	1,577.8	1,572.4
Treasury stock, at cost: 140,710,026 and 140,250,476 shares	(1,229.0)	(1,227.2)
Retained earnings	1,057.5	1,204.6
Accumulated other comprehensive income	102.5	89.8

Total Stockholders' Equity	1,513.9	1,644.7

Total Liabilities and Stockholders' Equity	$2,126.2	$2,248.0

TELLABS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	First Quarter
In millions	3/30/12	4/1/11
Operating Activities
Net loss	$(139.8)	$(24.1)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	14.4	19.5
Loss on disposal of property, plant and equipment	0.8	—
Equity-based compensation	5.5	7.6
Deferred income taxes	0.6	11.5
Excess tax benefits from equity-based compensation	—	(0.2)
Net loss on investments in marketable securities	—	0.1
Restructuring and other charges	106.0	1.0
Net changes in assets and liabilities:
Accounts receivable	21.4	33.6
Inventories	12.5	(25.6)
Miscellaneous receivables and other current assets	2.8	(15.3)
Other assets	(2.3)	(1.6)
Accounts payable	(43.7)	(30.6)
Restructuring and other charges	(13.9)	(2.9)
Deferred revenue	8.1	7.7
Other accrued liabilities	(7.5)	(57.8)
Income taxes	(2.2)	(7.1)
Other long-term liabilities	(0.2)	2.7

Net Cash Used for Operating Activities	(37.5)	(81.5)

Investing Activities
Capital expenditures	(5.0)	(10.4)
Payments for purchases of investments	(110.7)	(177.8)
Proceeds from sales and maturities of investments	139.0	253.5

Net Cash Provided by Investing Activities	23.3	65.3

Financing Activities
Proceeds from issuance of common stock under stock plans	—	0.4
Repurchase of common stock	(1.8)	(2.0)
Excess tax benefits from equity-based compensation	—	0.2
Dividends paid	(7.3)	(7.2)

Net Cash Used for Financing Activities	(9.1)	(8.6)

Effect of Exchange Rate Changes on Cash	3.4	6.7

Net Decrease in Cash and Cash Equivalents	(19.9)	(18.1)
Cash and Cash Equivalents - Beginning of Year	132.7	208.8

Cash and Cash Equivalents - End of Period	$112.8	$190.7

RESULTS OF OPERATIONS

Net loss in the first quarter of 2012 was $139.8 million or $0.38 per share (basic and diluted), compared with net loss of $24.1 million or $0.07 per share (basic and diluted) in the first quarter of 2011. Operating expenses during the first quarter of 2012 included $106.0 million of restructuring and other charges, related to the restructuring plan announced in January 2012. Excluding these charges and other non-GAAP items, net loss was $15.3 million or $0.04 per share (basic and diluted) in the first quarter of 2012.

Revenue (in millions)

	First Quarter
	2012	2011	Change
Products	$209.7	$272.4	(23.0)%
Services	48.2	50.0	(3.6)%

Total revenue	$257.9	$322.4	(20.0)%

First quarter 2012 compared with first quarter 2011

On a geographic basis, revenue from customers outside North America was $131.3 million (or 51% of total revenue), compared with $147.3 million (or 46% of total revenue), as increased revenue in the Latin American Caribbean region was more than offset by lower revenue in the Europe Middle East and Africa region and the Asia Pacific region. Revenue from customers in North America (United States and Canada) was $126.6 million (or 49% of total revenue), compared with $175.1 million (or 54% of total revenue).

Revenue from our growth portfolio (the Tellabs® 6300 Managed Transport System, the Tellabs® 7100 Optical Transport System, the Tellabs® 7300 Metro Ethernet Switching Series, the Tellabs® 8600 Managed Edge System, the Tellabs® 8800 Multiservice Router Series, the Tellabs SmartCore® 9100 Platform and professional services) was $147.0 million (or 57% of total revenue), compared with $194.4 million (or 60% of total revenue). Given the level of research and development expenses in early lifecycle products, this portfolio is not presently profitable.

Our core portfolio (the Tellabs® 5000 series of digital cross-connect systems, the Tellabs® 8100 Managed Access System, the Tellabs® 3000 Series of voice-enhancement products, the Tellabs Access products and deployment, training and support services) accounted for $110.9 million (or 43% of total revenue), compared with $128.0 million (or 40% of total revenue).

Gross Margin

	First Quarter
	2012	2011	% Point Change
Products	38.6%	41.4%	(2.8)
Services	30.5%	18.8%	11.7
Consolidated	37.1%	37.9%	(0.8)

In the first quarter of 2012, products gross margins declined, compared with the year-ago period, primarily as a result of lower overall revenue levels. Services gross margins increased in the first quarter of 2012, compared with the year-ago period. The increase was driven primarily by reduced services costs.

Operating Expenses (in millions)

	First Quarter			Percent of Revenue
	2012	2011	Change	2012	2011
Research and development	$66.9	$80.3	$(13.4)	25.9%	24.9%
Sales and marketing	36.4	44.7	(8.3)	14.1%	13.9%
General and administrative	21.1	23.7	(2.6)	8.2%	7.4%

Subtotal	124.4	148.7	(24.3)	48.2%	46.1%

Intangible asset amortization	2.2	5.2	(3.0)
Restructuring and other charges	106.0	1.0	105.0

Total operating expenses	$232.6	$154.9	$77.7

Operating expenses increased in the first quarter of 2012, compared with the year ago period, primarily due to restructuring and other charges incurred during the first quarter of 2012. Excluding intangible asset amortization and restructuring and other charges, operating expenses in the first quarter of 2012 were $124.4 million, down $24.3 million from $148.7 million in the first quarter of 2011. Restructuring and other charges are due to severance ($24.1 million), facility-and asset-related charges ($34.2 million), and accelerated amortization for abandoned intangible assets ($47.7 million) related to the mobile packet-core technology.

Other Income (in millions)

	First Quarter
	2012	2011	Change
Interest income, net	$1.8	$3.3	$(1.5)
Other expense, net	(1.0)	(0.6)	(0.4)

Total other income	$0.8	$2.7	$(1.9)

Interest income was down in the first quarter of 2012, compared with the first quarter of 2011, due to lower interest rates and lower investment balances. Other expense, net, was higher in the first quarter of 2012, compared with the first quarter of 2011, due to lower foreign currency gains in the first quarter of 2012, compared with the first quarter of 2011.

Income Taxes

In the first quarter of 2012, we reported tax expense of $3.7 million, compared with a benefit of $5.8 million in the first quarter of 2011. While we were able to partially recognize tax benefits on losses in the first quarter of 2011, the establishment of a valuation allowance on domestic operations in 2011 did not allow us to recognize tax benefits in the first quarter of 2012. As a result, tax expense in the first quarter of 2012 reflects the tax provision on income from foreign operations.

Segments

We operate in three business segments: Broadband, Transport and Services. The Broadband segment includes three product categories: data, managed access and access products.

Segment Revenue (in millions)

	First Quarter
	2012	2011	Change
Broadband	$130.1	$173.0	(24.8)%
Transport	79.6	99.4	(19.9)%
Services	48.2	50.0	(3.6)%

Total revenue	$257.9	$322.4	(20.0)%

Segment Profit* (in millions)

	First Quarter
	2012	2011	Change
Broadband	$8.0	$19.7	(59.4)%
Transport	8.2	16.0	(48.8)%
Services	15.2	10.0	52.0%

Total segment profit	$31.4	$45.7	(31.3)%

*	We define segment profit as gross profit less research and development expenses. Segment profit excludes sales and marketing expenses, general and administrative expenses, the amortization of intangibles, restructuring and other charges, and the impact of equity-based compensation.

First quarter 2012 compared with first quarter 2011

Broadband Segment

Revenue from the Broadband segment was $130.1 million, compared with $173.0 million. Within this segment, increased revenue from managed access products was offset by lower revenue from data and access products. Managed access revenue, driven by increased revenue for both SDH transport systems and managed access systems, was $39.1 million, up 48.1%, compared with $26.4 million. Data product revenue was $55.1 million, compared with $106.5 million, on lower revenue from managed edge systems and our multi-service router series. Access revenue was $35.9 million, compared with $40.1 million, as increased revenue from single-family optical network terminal (ONT) units was more than offset by lower revenue from access systems. Broadband segment profit was $8.0 million, compared with $19.7 million. The decline in segment profit was driven primarily by the lower overall level of Broadband segment revenue.

Transport Segment

Revenue from the Transport segment was $79.6 million, compared with $99.4 million. Within this segment, revenue from digital cross-connect systems and optical transport systems declined. Transport segment profit was $8.2 million, compared with $16.0 million. The decline in segment profit was driven primarily by the lower level of digital cross-connect system revenue.

Services Segment

Revenue from the Services segment was $48.2 million, compared with $50.0 million. The decline in segment revenue was driven primarily by lower deployment revenue, which more than offset higher professional services revenue. Services segment profit was $15.2 million, compared with $10.0 million. The increase in segment profit was driven primarily by the lower level of Services costs.

Financial Condition, Liquidity & Capital Resources

Our principal source of liquidity remained cash, cash equivalents and marketable securities of $934.0 million as of March 30, 2012, which decreased by $42.6 million since year-end 2011. Of the total cash, cash equivalents and marketable securities, as of March 30, 2012, $386.7 million was held in subsidiaries outside the United States. Cash used for operating activities during the quarter amounted to $37.5 million, of which $13.9 million was related to cash payments for restructuring.

During the first quarter of 2012, we distributed $7.3 million to our stockholders through our quarterly cash dividend. We also repurchased four thousand shares of common stock at a cost of $15 thousand under the 10b5-1 plan. We provide no assurance as to a future declaration or payment of a cash dividend nor do we provide future assurance of a repurchase of common stock.

We believe that our investments are highly liquid instruments. We may rebalance the portfolio from time to time, which may affect the duration, credit structure, liquidity and future income of investments.

Based on historical performance and current forecasts, we believe the company’s cash, cash equivalents and marketable securities will satisfy working capital needs, capital expenditures and other liquidity requirements related to existing operations for the next 12 months. Future available sources of working capital, including cash, cash equivalents, and marketable securities, cash generated from future operations, short-term or long-term financing, equity offerings or any combination of these sources, should allow us to meet our long-term liquidity needs. Current policy is to use cash, cash equivalents and marketable securities to fund business operations, to expand business, potentially through acquisitions, to repurchase common stock and to pay a cash dividend.

GAAP Sequential Comparisons

We believe that comparing some quarterly Statement of Operations data on a sequential basis provides important supplemental information to management and investors regarding financial and business trends relating to our financial results. Commonly compared sequential comparisons of GAAP data include total revenue, segment revenue and profit, geographic revenue split and the split between growth and core portfolios.

First quarter 2012 compared with fourth quarter 2011

Total revenue was $257.9 million, compared with $316.8 million, as revenue declined in each segment.

Total Broadband segment revenue was $130.1 million, compared with $166.3 million. Within this segment, revenue declined in each category. Managed access revenue was $39.1 million, compared with $46.7 million, as increased revenue from SDH transport systems was more than offset by lower revenue from managed access systems. Access revenue was $35.9 million, compared with $43.2 million, on lower revenue from single-family ONTs. Data revenue was $55.1 million, compared with $76.4 million on lower revenue from managed edge systems and our multi-service router series. Broadband segment profit, driven primarily by the lower level of Broadband segment revenue and partly offset by reduced costs and research and development expenses, was $8.0 million, compared with $15.9 million.

Transport segment revenue was $79.6 million, compared with $91.5 million, on lower revenue from digital cross-connect systems and optical transport systems. Transport segment profit, driven primarily by reduced margins on optical transport systems and the lower level of digital cross-connect system revenue, was $8.2 million, compared with $19.0 million.

Services segment revenue was $48.2 million, compared with $59.0 million, as revenue declined across each services offering. Services segment profit, driven primarily by the lower level of Services segment revenue, was $15.2 million, compared with $20.9 million.

Revenue from customers outside North America was $131.3 million (or 51% of total revenue), compared with $170.7 million (or 54% of total revenue). Revenue from customers in North America was $126.6 million (or 49% of total revenue), compared with $146.1 million (or 46% of total revenue).

Growth portfolio revenue was $147.0 million (or 57% of total revenue), compared with $170.9 million (or 54% of total revenue). Given the level of research and development expenses in early lifecycle products, this portfolio is not presently profitable. Core portfolio revenue was $110.9 million (or 43% of total revenue), compared with $145.9 million (or 46% of total revenue).

Non-GAAP Financial Measures and Comparisons

We believe that comparing some quarterly non-GAAP financial measures on a sequential basis provides important supplemental information to management and investors regarding financial and business trends relating to our financial results. Commonly compared non-GAAP financial data includes gross profit as a percentage of revenue, operating expenses, operating earnings, net earnings and net earnings per share. A complete reconciliation between non-GAAP financial measures and the GAAP financial measures, along with an explanation of why we believe non-GAAP measures to be of value to management and investors, is contained in the Reconciliation of Non-GAAP Adjustments section of this news release.

First quarter 2012 compared with fourth quarter 2011

Non-GAAP gross profit margin was 37.4%, compared with 42.7%. This decline was driven primarily by reduced profitability of optical transport systems and the lower level of revenue from digital cross-connect systems, data and managed access products and Services.

Non-GAAP operating expenses were $119.7 million, down from $131.1 million, primarily as a result of reduced spending for research and development.

Non-GAAP operating loss, driven primarily by lower revenue and gross margin was $23.2 million, compared with operating income of $4.1 million.

Driven primarily by the lower level of revenue and gross margin non-GAAP net loss was $15.3 million or $0.04 per share (basic and diluted), compared with net earnings of $3.8 million or $0.01 per share (basic and diluted).

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)

(Unaudited)

	First Quarter 2012			First Quarter 2011
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Revenue
Products	$209.7	$—	$209.7	$272.4	$—	$272.4
Services	48.2	—	48.2	50.0	—	50.0

Total revenue	257.9	—	257.9	322.4	—	322.4

Cost of Revenue
Products (a)	128.7	(0.3)	128.4	159.5	(0.5)	159.0
Services (a)	33.5	(0.5)	33.0	40.6	(0.6)	40.0

Total cost of revenue	162.2	(0.8)	161.4	200.1	(1.1)	199.0

Gross Profit	95.7	0.8	96.5	122.3	1.1	123.4

Gross profit as a percentage of revenue	37.1%	0.3%	37.4%	37.9%	0.4%	38.3%

Gross profit as a percentage of revenue - products	38.6%	0.2%	38.8%	41.4%	0.2%	41.6%
Gross profit as a percentage of revenue - services	30.5%	1.0%	31.5%	18.8%	1.2%	20.0%

Operating Expenses
Research and development (a)	66.9	(1.8)	65.1	80.3	(2.6)	77.7
Sales and marketing (a)	36.4	(0.9)	35.5	44.7	(1.3)	43.4
General and administrative (a)	21.1	(2.0)	19.1	23.7	(2.7)	21.0
Intangible asset amortization (b)	2.2	(2.2)	—	5.2	(5.2)	—
Restructuring and other charges (c), (d)	106.0	(106.0)	—	1.0	(1.0)	—

Total operating expenses	232.6	(112.9)	119.7	154.9	(12.8)	142.1

Operating (Loss) Earnings	(136.9)	113.7	(23.2)	(32.6)	13.9	(18.7)

Operating (loss) earnings as a percentage of revenue	-53.1%	44.1%	-9.0%	-10.1%	4.3%	-5.8%

Other Income
Interest income, net	1.8	—	1.8	3.3	—	3.3
Other expense, net (e)	(1.0)	—	(1.0)	(0.6)	—	(0.6)

Total other income	0.8	—	0.8	2.7	—	2.7

(Loss) Earnings Before Income Tax	(136.1)	113.7	(22.4)	(29.9)	13.9	(16.0)
Income tax (expense) benefit (f)	(3.7)	10.8	7.1	5.8	(0.7)	5.1

Net (Loss) Earnings	$(139.8)	$124.5	$(15.3)	$(24.1)	$13.2	$(10.9)

Weighted Average Shares Outstanding
Basic	365.7		365.7	363.0		363.0

Diluted	365.7		365.7	363.0		363.0

Net (Loss) Earnings Per Share
Basic	$(0.38)	$0.34	$(0.04)	$(0.07)	$0.04	$(0.03)

Diluted	$(0.38)	$0.34	$(0.04)	$(0.07)	$0.04	$(0.03)

(1)	Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain charges, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate certain items of expenses and losses from cost of revenue, operating expenses, other income and expenses, and income taxes. Management believes that this presentation allows investors to better evaluate the current operational and financial performance of our business and facilitate comparisons to historical results of operations. Management uses these measures for reviewing our financial results and for business planning and performance management. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)

(Unaudited)

	First Quarter 2012			Fourth Quarter 2011
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Revenue
Products	$209.7	$—	$209.7	$257.8	$—	$257.8
Services	48.2	—	48.2	59.0	—	59.0

Total revenue	257.9	—	257.9	316.8	—	316.8

Cost of Revenue
Products (a)	128.7	(0.3)	128.4	143.8	(0.3)	143.5
Services (a)	33.5	(0.5)	33.0	38.5	(0.4)	38.1

Total cost of revenue	162.2	(0.8)	161.4	182.3	(0.7)	181.6

Gross Profit	95.7	0.8	96.5	134.5	0.7	135.2

Gross profit as a percentage of revenue	37.1%	0.3%	37.4%	42.5%	0.2%	42.7%

Gross profit as a percentage of revenue - products	38.6%	0.2%	38.8%	44.2%	0.1%	44.3%
Gross profit as a percentage of revenue - services	30.5%	1.0%	31.5%	34.7%	0.7%	35.4%

Operating Expenses
Research and development (a)	66.9	(1.8)	65.1	79.5	(0.1)	79.4
Sales and marketing (a)	36.4	(0.9)	35.5	36.1	(0.6)	35.5
General and administrative (a)	21.1	(2.0)	19.1	17.6	(1.4)	16.2
Intangible asset amortization (b)	2.2	(2.2)	—	4.9	(4.9)	—
Restructuring and other charges (c), (d)	106.0	(106.0)	—	(0.2)	0.2	—

Total operating expenses	232.6	(112.9)	119.7	137.9	(6.8)	131.1

Operating (Loss) Earnings	(136.9)	113.7	(23.2)	(3.4)	7.5	4.1

Operating (loss) earnings as a percentage of revenue	-53.1%	44.1%	-9.0%	-1.1%	2.4%	1.3%

Other Income
Interest income, net	1.8	—	1.8	2.7	—	2.7
Other (expense) income, net (e)	(1.0)	—	(1.0)	(1.6)	0.4	(1.2)

Total other income	0.8	—	0.8	1.1	0.4	1.5

(Loss) Earnings Before Income Tax	(136.1)	113.7	(22.4)	(2.3)	7.9	5.6
Income tax (expense) benefit (f)	(3.7)	10.8	7.1	(2.6)	0.8	(1.8)

Net (Loss) Earnings	$(139.8)	$124.5	$(15.3)	$(4.9)	$8.7	$3.8

Weighted Average Shares Outstanding
Basic	365.7		365.7	365.3		365.3

Diluted	365.7		365.7	365.3		367.7

Net (Loss) Earnings Per Share
Basic	$(0.38)	$0.34	$(0.04)	$(0.01)	$0.02	$0.01

Diluted	$(0.38)	$0.34	$(0.04)	$(0.01)	$0.02	$0.01

(1)	Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain charges, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate certain items of expenses and losses from cost of revenue, operating expenses, other income and expenses, and income taxes. Management believes that this presentation allows investors to better evaluate the current operational and financial performance of our business and facilitate comparisons to historical results of operations. Management uses these measures for reviewing our financial results and for business planning and performance management. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

Footnotes to reconciliation of non-GAAP adjustments:

(a)	The adjustments to cost of revenue, research and development, sales and marketing, and general and administrative expenses reflect equity-based compensation expense. We exclude these measures when reviewing financial results and for business planning and performance management. We believe that the exclusion of equity-based compensation expense allows for more accurate comparisons of operating results to our peer companies. In addition, we believe this non-cash GAAP measure is not indicative of our fundamental operating performance.

(b)	We exclude amortization of intangible assets resulting from acquisitions to evaluate our continuing operational performance. The amortization of purchased intangible assets associated with acquisitions results in recording expense in our GAAP financial statements that were already expensed by the acquired company before the acquisition and for which we have not expended cash. We believe this non-cash GAAP measure is not indicative of our core operating performance. Accordingly, we analyze the performance of operations without regard to such expenses.

(c)	We exclude restructuring and other charges because we believe that they occur outside of the ordinary course of and are not related directly to the underlying performance of our fundamental business operations. We exclude these measures when reviewing financial results and for business planning and performance management. Although these events are reflected in our GAAP financials, these transactions may limit the comparability of our fundamental operations with prior and future periods.

(d)	In conjunction with the January 30, 2012 Restructuring Plan, we recorded $47.7 million of accelerated amortization for abandoned intangible assets in the first quarter of 2012 related to the mobile packet core technology. We believe this non-cash GAAP measure is not indicative of our core operating performance.

(e)	Other (expense) income, net includes charges to write down long term investments of $0.4 million in the fourth quarter of 2011. We exclude write downs and gains on sales of long term investments because we believe that they are not related directly to the underlying performance of our working capital assets.

(f)	We calculate a separate tax expense and effective tax rate for GAAP and for non-GAAP purposes. For non-GAAP purposes, we use a 32% effective tax rate which represents the projected, long term effective tax rate on non-GAAP pretax income.